SCHEDULE 14A
                                  INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

         Filed by the Registrant /X/
         Filed by a Party other than the Registrant / /
         Check the appropriate box:
         / /  Preliminary Proxy Statement
         / / Confidential, for Use of Commission Only (as permitted by rule 14a-6(e)(2))
         /X/  Definitive Proxy Statement
         / /  Definitive Additional Materials
         / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 AGRITOPE, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement If Other Than Registrant)

  Payment of filing fee (Check the appropriate box):
  /X/   No fee required
  / /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:

           ---------------------------------------------------------------------

       (5) Total fee paid:

           ---------------------------------------------------------------------

         / /  Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


                  (1)  Amount Previously Paid:

                       ---------------------------------------------------------

                  (2)  Form, Schedule or Registration Statement No.:

                       ---------------------------------------------------------

                  (3)  Filing Party:

                       ---------------------------------------------------------

                  (4)  Date Filed:

                       ---------------------------------------------------------

                                     [LOGO]

                                    AGRITOPE


          Agritope, Inc. o 16160 SW Upper Boones Ferry Rd. o Portland,
              Oregon 97224-7744 o 503.670.7702 o Fax: 503.670.7703



                                January 18, 2000




Dear Stockholder:

    I'm pleased to invite you to Agritope's 2000 annual meeting of stockholders. The meeting will be at 9:00 a.m. on Tuesday, February 29, 2000 at the Oregon Museum of Science and Industry (OMSI), 1945 SE Water Avenue, Portland, Oregon. At the meeting, you and the other stockholders will elect two Class 3 directors to the Agritope Board of Directors. Holders of Series A preferred stock will also elect one director to serve on the Board. You will also have an opportunity to hear what we have accomplished in our business during the past year and to ask questions.

    In the enclosed 1999 Annual Report, you will find our audited financial statements and other detailed information regarding our business and recent activities.

    We hope that you can join us on February 29th. Whether or not you can attend the meeting, please read the enclosed proxy statement. When you have done so, please MARK your votes on the enclosed proxy, SIGN AND DATE THE PROXY, and RETURN it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly. You are welcome to attend the annual meeting and vote in person even if you have previously returned your proxy.

Sincerely,





Adolph J. Ferro, Ph.D.

CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 AGRITOPE, INC.
                        16160 SW Upper Boones Ferry Road
                             Portland, Oregon 97224


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD FEBRUARY 29, 2000



To Our Stockholders:

    Agritope, Inc. will hold its annual meeting of stockholders at the Oregon Museum of Science and Industry (OMSI), 1945 SE Water Avenue, Portland, Oregon 97214, on Tuesday, February 29, 2000 at 9:00 a.m.

    We are holding this meeting:

      o For the holders of common stock and Series A preferred stock to elect two directors to serve until the annual meeting of stockholders in 2003.

      o For the holders of Series A preferred stock to elect one director to serve until the annual meeting of stockholders in 2001.

      o   To transact any other business that properly comes before the meeting.

    Your Board of Directors has selected January 14, 2000 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at Agritope's offices at 16160 SW Upper Boones Ferry Road, Portland, Oregon for ten days prior to the meeting.

    This proxy statement, proxy and Agritope's 1999 Annual Report are being distributed on or about January 18, 2000.

By order of the Board of Directors,





Gilbert N. Miller

SECRETARY



January 18, 2000


--------------------------------------------------------------------------------
  YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------

                                 AGRITOPE, INC.
                        16160 SW Upper Boones Ferry Road
                             Portland, Oregon 97224

                                   -----------


                                 PROXY STATEMENT

     On or about January 18, 2000, we are mailing this proxy statement to the stockholders of Agritope, Inc., a Delaware corporation, in connection with the solicitation of proxies in the accompanying form by the Company's Board of Directors for use at the annual meeting of stockholders to be held at 9:00 a.m. on February 29, 2000 at the Oregon Museum of Science and Industry (OMSI), 1945 S.E Water Avenue, Portland, Oregon 97214, pursuant to the accompanying Notice of Annual Meeting of Stockholders.


                                     PROXIES

     We will vote all valid proxies properly signed and received at the annual meeting in accordance with the instructions specified in the proxy. If no instructions are given, shares will be voted FOR the election of each of the nominees for director.

     Stockholders may revoke their proxies at any time before the meeting by notifying the Secretary of Agritope in writing, by submitting a subsequently dated proxy, or by attending the meeting, withdrawing the proxy and voting in person.

     At the meeting, the stockholders will elect directors and transact any other business that properly comes before the meeting. The Board knows of no other matters to be presented for action at the meeting. If any other matters do properly come before the meeting, the persons named in the proxy can vote thereon in accordance with their best judgment.

     Agritope will pay the cost of soliciting proxies. Certain of Agritope's directors, officers and regular employees and D.F. King (a proxy solicitor) also may solicit proxies by mail, phone, fax or in person. Agritope will pay D.F. King's estimated fee of $2,500 plus out-of-pocket expenses. Agritope also will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable charges and expenses incurred to forward our proxy materials to the beneficial owners of our capital stock.



                                  VOTING STOCK

     You can vote only if you owned shares of common stock or Series A preferred stock at the close of business on January 14, 2000 , the record date for the annual meeting. If you beneficially owned either common stock or Series A preferred stock on the record date, you have one vote per share for each Class 3 director up for election at the annual meeting and for each other matter considered at the meeting. Holders of Series A preferred stock will vote separately to elect a director to serve until 2001. Beneficially owned shares means shares over which a person has sole or shared voting or investment power.

     On the record date, Agritope had 4,119,574 shares of common stock and 714,285 shares of Series A preferred stock outstanding. Voting can take place only if stockholders owning a majority of the common stock or Series A. preferred stock are present in person or represented by effective proxies. If you don't vote, or if a broker holding your shares in "street" or "nominee" names indicates to us on a proxy that it lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose. If you abstain from voting, your shares will be counted in determining whether a quorum is present for the annual meeting, and will be counted as a vote AGAINST any proposal. Broker non-votes will also be counted in determining whether a quorum is present, but will not be counted either for or against the proposal at issue.

                              ELECTION OF DIRECTORS

     The Board of Directors consists of eight directors. Seven of the directors are each assigned to one of three classes and serve staggered three-year terms. The eighth director is elected annually by the holders of Series A preferred stock. At the annual meeting, the holders of common stock and Series A preferred stock will elect two persons to serve as directors until 2003 and the holders of Series A preferred stock will elect the eighth director to serve as director until 2001. The holders of Series A preferred stock may elect one director each year so long as at least 214,285 shares of Series A preferred stock are outstanding.

     The Board of Director's nominees for Class 3 director are Michel de Beaumont and Nancy L. Buc, both of whom are presently members of the Board. If elected, they will serve until the 2003 annual meeting or until a successor is elected. The two nominees for Class 3 director receiving the highest number of votes will be elected to the Board.

     Pierre Lefebvre is the nominee for Series A Director. He also is presently a member of the Board. The Series A Director will hold office until the 2001 annual meeting of stockholders or until his successor is elected. At the record date, there were two holders of Series A preferred stock.

     Unless you direct them to withhold your vote, the persons named as proxies will vote the enclosed proxy for the election of all nominees. All of the nominees have consented to be named and to serve if elected. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), then the individuals named as proxies may vote for a substitute nominated by the Nominating Committee or we may reduce the number of members of the Board.

    Below are the names and ages of the directors, the years they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

CLASS 1 DIRECTORS--TERMS EXPIRE IN 2001

     Adolph J. Ferro, Ph.D. (age 57), a director since 1989, has been President and Chief Executive Officer of Agritope since 1988. He was named Chairman of the Board of Agritope in October 1997. He was President and Chief Executive Officer of Agritope's former parent company, Epitope, Inc., from 1990 through May 1997. Dr. Ferro was Senior Vice President of Epitope from 1988 until 1990. From 1987 until 1988, he was Epitope's Vice President of Research and Development. He was a co-founder of Agricultural Genetic Systems, Inc., which Epitope acquired and renamed Agritope in 1987. From 1981 to 1986, he was an Associate Professor at Oregon State University, and from 1978 to 1981, he was an Assistant Professor at Oregon State University. From 1975 to 1978, he was an Assistant Professor at the University of Illinois at Chicago in the Department of Biological Sciences. Dr. Ferro received a BA degree from the University of Washington in 1965, an MS degree in biology from Western Washington University in 1970, and a Ph.D. degree in bacteriology and public health from Washington State University in 1973.

     Gilbert N. Miller (age 58), a director since 1997, has been Chief Financial Officer of Agritope since 1991. He was also Senior Vice President of Agritope from 1992 until February 1996, when he became Executive Vice President. He served as Epitope's Executive Vice President and Chief Financial Officer from 1989 to December 1997 and as its Treasurer from 1991 to December 1997. From 1987 to 1989, he was Executive Vice President, Finance and Administration, of Northwest Marine Iron Works, a privately held ship repair contractor located in Portland, Oregon. From 1986 to 1987, he was Vice President/Controller of the Manufacturing Group of Morgan Products, Ltd., a manufacturer and distributor of specialty building products based in Oshkosh, Wisconsin. From 1980 to 1987, he also held the position of Senior Vice President/Finance of Nicolai Company, a Portland wood door manufacturing concern, which became a wholly owned subsidiary of Morgan Products Ltd. in 1986. Mr. Miller received a BS degree from Oregon State University and a Master of Business Administration degree from the University of Oregon. He is a certified public accountant.

CLASS 2 DIRECTORS--TERMS EXPIRE IN 2002

     W. Charles Armstrong (age 55), a private investor, has been a director since 1997. He has also been a director of Epitope since 1989. He served as President and Chief Executive Officer of Epitope from May 1997 to October 1997. He was Chairman and Chief Executive Officer of Bank of America Oregon from September 1992 until September 1996. From April to September 1992, he was Chairman and Chief Executive Officer of Bank of America

Idaho. Mr. Armstrong served as President and Chief Operating Officer of Honolulu Federal Savings Bank from February 1989 to April 1992. Prior to February 1989, he was President and Chief Executive Officer of West One Bank, Oregon. Mr. Armstrong received a BS degree from Oregon State University.

     James T. King (age 69) has been a director since 1998. From 1974 to the present he has been a private investor and advisor to certain family trusts. From 1971 to 1974, he was a managing director of Oppenheimer & Co. in its London, England, office and a general partner of Oppenheimer & Co., New York. Mr. King holds a BA degree from Xavier University and a MA degree from Yale University.

     Roger L. Pringle (age 59) has been a director since 1991. He has been a director of Epitope since 1989, and Chairman of the Board of Epitope since 1990. He is President of The Pringle Company, a management consulting firm in Portland, Oregon, which he founded in 1975. Mr. Pringle received a BS degree from Oregon State University and a Master of Business Administration degree from the University of Oregon.

NOMINEES FOR CLASS 3 DIRECTORS--TERMS TO EXPIRE IN 2003

     Michel de Beaumont (age 57) has been a director since 1997. Since 1981, Mr. de Beaumont has served as a co-founder and director of American Equities Overseas (UK) Ltd. of London, England, a wholly owned subsidiary of American Equities Overseas, Inc., a private securities brokerage and corporate finance firm. Mr. de Beaumont was Vice President in the London office of American Securities Corp. from 1978 to 1981. He also previously served as a Vice President in the London offices of Smith Barney Harris Upham, Inc. and Oppenheimer & Co. Mr. de Beaumont graduated from the Universities of Poitiers and Paris with degrees in Advanced Math, Physics and Chemistry and earned a degree in business administration from the University of Paris. He is also a director of Applied Science and Technology, Inc.

     Nancy L. Buc (age 55) was been a director since 1997. She has been a partner in the law firm of Buc & Beardsley in Washington, D.C. since 1994. Ms. Buc was a partner at Weil, Gotshal & Manges from 1981 to 1994 and from 1977 to 1980. Ms. Buc served as General Counsel for the Food and Drug Administration from 1980 to 1981. During an earlier period of government service (1969 to 1972), she served successively as Attorney-Advisor to the Chairman of the Federal Trade Commission and Assistant Director of that agency's Bureau of Consumer Protection. She has been a director of the Virginia Law School Foundation and is a director of the National Partnership for Women and Families. Ms. Buc is a graduate of Brown University and the University of Virginia School of Law. Ms. Buc holds an honorary Doctor of Laws from Brown University and is a trustee of Brown University.

NOMINEE FOR SERIES A DIRECTOR--TERM TO EXPIRE IN 2001

     Pierre Lefebvre (age 48) has been a director since 1997. He has served as Deputy Chief Executive Officer of Groupe Limagrain Holding S.A., a French agricultural company, and as chief executive officer of Vilmorin Clause & Cie, a subsidiary of Groupe Limagrain Holding S.A., since 1990. He presently leads both Vilmorin and the Groupe Limagrain Bio-Health Division. Prior to 1990, Mr. Lefebvre served as chief executive officer at Harris Moran Seed Company (formerly Ferry-Morse Seed Company), a California-based subsidiary of Limagrain, specializing in vegetable and flower seeds, and as controller at Tezier, another subsidiary of Limagrain. Mr. Lefebvre is a 1975 graduate of Groupe ESSEC School of Management, a French business school.

DIRECTOR MEETINGS

     The Board of Directors met five times during fiscal 1999. Each member of the board attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors of which such director was a member, except for Mr. de Beaumont who attended 71% of such meetings.

COMMITTEES OF THE BOARD

     We presently have four standing committees and we may establish other committees from time-to-time.

     The EXECUTIVE COMMITTEE consists of at least two directors. It may exercise all the authority and powers of the Board in the management of the business and affairs of Agritope, except those reserved to the Agritope Board by the Delaware General Corporation Law. The members are Mr. Pringle (chair), Dr. Ferro and Mr. Miller. The Executive Committee did not meet in fiscal 1999.

     The AUDIT COMMITTEE consists of at least two outside directors. It recommends the appointment of independent public accountants, reviews the scope of the annual audit, reviews the independence of the independent accountants and reviews the findings and recommendations of the independent accountants and management's response. The Audit Committee also reviews the internal audit and control functions of Agritope and makes recommendations for changes in accounting systems, if warranted. The members are Mr. Armstrong (chair), Ms. Buc, Mr. King and Mr. Pringle. The Audit Committee met twice during fiscal 1999.

     The COMPENSATION COMMITTEE consists of at least two outside directors and determines compensation for the officers of Agritope. It also administers stock-based compensation plans and other performance-based compensation plans adopted by Agritope, and it considers matters of director compensation and benefits. The members are Ms. Buc (chair), Mr. Armstrong and Mr. King. The Compensation Committee met three times during fiscal 1999.

     The NOMINATING COMMITTEE consists of at least two directors. It selects and nominates candidates to serve on the Board, whose names will be submitted for election at Agritope's annual stockholder meetings. The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures set forth in the company's by-laws. See "Stockholder Proposals for 2001 Annual Meeting." The Nominating Committee also reviews and makes recommendations to the Board concerning the composition and size of the Board and its committees. The members are Mr. de Beaumont (chair), Ms. Buc, Dr. Ferro and Mr. Miller. The Nominating Committee met twice in fiscal 1999.

COMPENSATION OF DIRECTORS

     The Compensation Committee sets compensation policies for directors of Agritope who are not employees. Non-employee directors do not receive any cash compensation, but they are reimbursed for out-of-pocket expenses in connection with attending Board and committee meetings. Currently, each non-employee director is granted an option for 25,000 shares of common stock upon his or her initial election or appointment to the Board, plus an additional option for 5,000 shares of common stock for his or her initial year of service. On December 1 of each subsequent year on which each non-employee director is a member of the Agritope Board of Directors, he or she will receive an additional option for 5,000 shares of common stock. The options will have an indefinite term. Vesting, exercise price and other terms will be determined by the Compensation Committee under Agritope's 1997 Stock Award Plan. In 1999, options were granted to directors at exercise prices of $2.00, vesting annually at the rate 33-1/3%. Mr. Lefebvre is prohibited from receiving options by policy of his employer and, accordingly, has not been granted any options.

     In connection with his service on the Board of Directors of Agritope's majority-owned subsidiary, Vinifera, Inc., Mr. Pringle was granted options to purchase 20,000 shares of common stock of Vinifera in 1999 at a price of $1.50 per share, which was deemed to be 75% of the fair market value based on the most recent private sales of common stock of Vinifera. The options vest at the rate of 25% per year commencing with the grant date. The resale of shares purchased by exercising the options is restricted if Vinifera's shares continue to be privately held. Currently there is no public market for shares of Vinifera capital stock.

                               EXECUTIVE OFFICERS

     The table below presents the names, ages and positions of Agritope's executive officers as of January 14, 2000.


NAME                                      AGE                  POSITION
----------------------                    ---                  -------------------------------------------------
Adolph J. Ferro, Ph.D.                    57                   Chairman of the Board, President, Chief Executive
                                                               Officer and Class 1 Director
Gilbert N. Miller                         58                   Executive Vice President, Chief Financial
                                                               Officer, Secretary and Class 1 Director
Matthew G. Kramer                         42                   Vice President--Product Development
D. Ry Wagner, Ph.D.                       43                   Vice President--Research
Joseph A. Bouckaert                       58                   President and Chief Executive Officer--Vinifera,
                                                               Inc.


     For biographical summaries of Dr. Ferro and Mr. Miller, see "Election Of Directors."

     Matthew G. Kramer joined Agritope in 1994 as Vice President--Product Development. From 1987 to 1994, he was Director of Production and Product Development for Calgene Fresh, Inc., where he was involved in development and commercialization of the FLAVR SAVR(TM) tomato. Mr. Kramer received an MS degree in agronomy and a BS degree in microbiology at Montana State University.

     D. Ry Wagner joined Agritope in December 1998 as Vice President--Research. Prior to joining Agritope, he was associate professor, Biology, at the Institute of Molecular Biology of the University of Oregon. He was appointed to the faculty at the University of Oregon in 1988. From 1985 to 1988, Dr. Wagner served as a National Science Foundation post-doctoral fellow. He holds a BS degree in botany and plant science from Michigan State University and a Ph.D. degree in genetics from the University of Washington.

     Joseph A. Bouckaert joined Vinifera, Inc. ("Vinifera") as its President and Chief Executive Officer when Vinifera began operations in 1993. From 1988 to 1991, he was Vice Chairman of DNA Plant Technology Corporation, a publicly held agricultural biotechnology company with offices in Cinnaminson, New Jersey, and Oakland, California. He also was a co-founder and member of the board of directors of Florigene, BV, an agricultural biotechnology company focused on the flower business and located in The Netherlands. From 1985 to 1988, he served as President and Chief Executive Officer of Advanced Genetic Sciences Inc., a publicly held biotechnology company located in Oakland, California. In 1982, Mr. Bouckaert co-founded Plant Genetic Systems, NV, a privately held agricultural biotechnology company located in Brussels, Belgium, and served as its first Managing Director from 1982 through 1986. Mr. Bouckaert received a Juris Doctor degree from the University of Leuven in Belgium and postgraduate degrees in Business Administration from the University of Ghent in Belgium and the University of Kentucky in Lexington, Kentucky.



EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Under the terms of employment contracts, each of the executive officers will be paid one year of salary if employment is terminated without cause (two years in the case of Dr. Ferro and Mr. Miller). If there is a change in control of Agritope and the officer is terminated within 12 months, the terminated officer will be paid two years of salary (three years in the case of Dr. Ferro and Mr. Miller). Mr. Bouckaert's agreement does not include a change-in-control provision.

     Dr. Ferro and Messrs. Miller, Kramer and Wagner may not compete with Agritope for one year after termination except by waiving the right to receive subsequent post-termination payments. Mr. Bouckaert may not compete with Vinifera for three years after his termination.

    Mr. Bouckaert's contract terminates on May 31, 2000. Agritope may terminate the other employment contracts on 30 days' notice with cause or on 90 days' notice without cause, by paying the salary amounts described above. The executive officers may terminate the contracts on 90 days' notice.

            STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The table below shows as of January 14, 2000: (a) the number of shares owned by each beneficial owner of more than five percent of either class of outstanding stock and (b) the number of shares owned by each director and each executive officer named in the Summary Compensation Table and by all directors and executive officers of Agritope as a group, as reported by each person. Except as noted, each person has sole voting and investment power over the shares listed in this table.

                                                                              BENEFICIAL OWNERSHIP
                                                                     ----------------------------------------
                                                                                                PERCENT OF
                                                                                                ----------
                                                                                                  CAPITAL
                                                                                                  -------
    NAME AND ADDRESS                               TITLE OF CLASS    NUMBER OF SHARES (1)          STOCK
    ---------------------------------------        --------------    --------------------          -----
    Societe Cooperative Agricole Limagrain         Series A                651,785 (2)              13.2%
    Rue Limagrain                                  preferred stock
    Chappes, France...........................

    W. Charles Armstrong**....................     Common                   16,908                   *

    Michel de Beaumont**......................     Common                  157,984 (3)               3.2%

    Joseph A. Bouckaert**.....................     Common                   52,295 (4)               1.1%

    Nancy L. Buc**............................     Common                   24,000                   *

    Adolph J. Ferro, Ph.D.**..................     Common                  231,526 (4) (5) (6)       4.6%

    James T. King**...........................     Common                  338,572 (7)               6.8%

    Matthew G. Kramer**.......................     Common                   61,779 (4) (5)           1.3%

    Pierre Lefebvre**.........................     Common                  615,785 (8)              13.2%

    Gilbert N. Miller**.......................     Common                  140,667 (4) (5)           2.8%

    Roger L. Pringle**........................     Common                   35,025 (9)               *

    D. Ry Wagner, Ph.D.**.....................     Common                   34,750 (4) (5)           -

    All directors and executive officers as a
    group (11 persons)........................     Common                1,750,693 (4) (5)          30.7%

     *   LESS THAN 1 PERCENT.
     **  16160 SW UPPER BOONES FERRY ROAD, PORTLAND, OREGON 97224.

          (1) Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated. Information is based on Agritope's records.
                Includes shares subject to options and warrants exercisable within 60 days of January 14, 2000 by directors and executive officers as follows: Mr. Armstrong, 16,000 shares; Mr. de
                Beaumont, 108,250 shares; Mr. Bouckaert, 51,036 shares; Ms. Buc,
                16,000 shares; Dr. Ferro, 220,067 shares; Mr. King 150,000 shares; Mr. Kramer 55,519 shares; Mr. Lefebvre 87,500 shares,
                Mr. Miller 114,261 shares; Mr. Pringle 16,000 shares; and by all directors and executive officers as a group, 868,983 shares.

          (2) Consists of 564,285 shares of Series A preferred stock and warrants to purchase 87,500 shares of Series A preferred stock owned by Vilmorin Clause & Cie. Groupe Limagrain Holding S.A.,
                Chappes, France owns approximately 60% of the shares of


                                       6

                Vilmorin. Societe Cooperative Agricole Limagrain, Chappes,
                France owns all the shares of Groupe Limagrain and approximately
                10% of the shares of Vilmorin. Series A preferred stock is initially convertible into common stock on a share-for-share basis, subject to adjustment on the occurrence of certain events.

          (3)   Includes 49,734 shares of common stock and warrants to purchase
                14,000 shares of common stock held by Samisa Investment Corp.
                and warrants to purchase 78,250 shares of common stock held by American Equities Overseas, Inc. Mr. de Beaumont advises Samisa and he is chief executive officer of American Equities. A controlling percentage of the voting shares of Samisa and American Equities is owned pursuant to various trust arrangements of which members of Mr. de Beaumont's family are potential beneficiaries.

          (4) Includes the following shares of common stock allocated to each person's individual account under the Agritope 401(k) Plan: Mr.
                Bouckaert-- 3,112 shares, Dr. Ferro-- 3,896 shares, Mr. Kramer--
                2,449 shares, Mr. Miller-- 3,440, Dr. Wagner--1,402 shares, and all directors and executive officers as a group--14,304 shares.
                Does not include 38,155 shares of common stock held in the Agritope, Inc. 401(k) Plan as to which Dr. Ferro and Mr. Miller share voting power as trustees. Dr. Ferro and Mr. Miller disclaim beneficial interest in such shares except as to shares allocated to them.

          (5) Includes the following shares of common stock allocated to each person's individual account under the Agritope Employee Stock
                Ownership Plan: Dr. Ferro--4,000 shares, Mr. Kramer--3,339 shares, Mr. Miller--4,000 shares and Dr. Wagner--4,000 shares, and all executive officers as a group-- 15,339 shares. Does not include 48,962 shares of common stock held in the Agritope
                Employee Stock Ownership Plan as to which Dr. Ferro and Mr.
                Miller share voting power as trustees. Shares held by the plan are voted in accordance with instructions furnished by each participant. Dr. Ferro and Mr. Miller disclaim beneficial ownership in such shares except as to shares allocated to them.

          (6) Includes the following shares of common stock held by members of Dr. Ferro's immediate family: spouse--550 shares, daughter--200 shares and son--200 shares.

          (7) Includes warrants to purchase 150,000 shares of common stock held by Yili Holdings Ltd., which are currently exercisable, and 188,572 shares of common stock held by Greenacres Enterprises, Inc. Mr. King serves as investment adviser to both entities and may be deemed to have dispositive and voting power with respect to the Agritope common stock of which the entities are beneficial owners.

          (8) Mr. Lefebvre is chief executive officer of Vilmorin, deputy chief executive officer of Groupe Limagrain and an executive officer of Societe. As a result, he may be deemed to have voting and dispositive power with respect to the Agritope Capital Stock of which Vilmorin is the beneficial owner. Mr. Lefebvre disclaims beneficial ownership of such shares.

          (9) Includes 600 shares of common stock held by Mr. Pringle's spouse.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation for services rendered in the last three fiscal years by the Chief Executive Officer and the four other executive officers of Agritope whose salary and bonus exceeded $100,000 during the 1999 fiscal year. Information set forth in the table reflects compensation paid for services rendered for Epitope or Agritope in fiscal 1997 and 1998.

    SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                               ------
                                                         ANNUAL              SECURITIES
                                                      COMPENSATION           UNDERLYING             ALL OTHER
                                                      ------------
      NAME AND PRINCIPAL POSITION        YEAR       SALARY      BONUS        OPTIONS (1)        COMPENSATION (2)
      ---------------------------        ----       ------      -----        -----------        ----------------
      Adolph J. Ferro, Ph.D.             1999      $250,000      $78,155          81,506 (5)       $ 5,003(3)
      Chairman of the Board,             1998       241,625            -         407,529             4,797(3)
      President and                      1997       240,000            -                             4,000(3)
      Chief Executive Officer

      Gilbert N. Miller                  1999       175,000       48,916          42,319 (5)          4,403
      Executive Vice President           1998       168,896            -         211,593              4,008
      and Chief Financial Officer        1997       165,000                            -              4,125

      Matthew G. Kramer                  1999       125,000       21,374          20,414              3,125
      Vice President--                   1998       125,000            -         102,071              3,130
      Product Development                1997        91,200            -          11,250              2,280

      D. Ry Wagner, Ph.D. (4)            1999       152,981       29,159         143,900              3,380
      Vice President--
      Research and Development

      Joseph A. Bouckaert                1999       160,000            -               -              3,847
      President and                      1998       160,000            -         102,071              4,053
      Chief Executive Officer--          1997       160,000            -               -              4,000
      Vinifera, Inc.

        (1) Represents the number of shares of Agritope common stock for which options were awarded.

        (2) Represents amounts contributed to Epitope's 401(k) Plan as employer matching contributions in the form of Epitope Stock prior to December 30, 1997 and amounts contributed to Agritope's 401(k)
              Plan as employer matching contributions of Agritope common stock in 1998.

        (3)   The information in the above table does not include approximately
              $440,000 payable by Epitope in monthly installments over 22 months to Dr. Ferro, pursuant to his employment agreement with Epitope, in connection with the termination of Dr. Ferro's position as President and Chief Executive Officer of Epitope in May 1997.

        (4)   Dr. Wagner joined Agritope in December 1998.

        (5) In connection with service as directors of Agritope's majority owned subsidiary, Vinifera, Inc., Dr. Ferro and Mr. Miller were also awarded options to purchase 20,000 shares of common stock of Vinifera in 1999 at a price of $1.50 per share, which was deemed to be 75% of the fair market value based on the most recent private sales of common stock of Vinifera. The options vest at the rate of 25% per year commencing with the grant date. The resale of shares purchased by exercising the options is restricted if Vinifera's shares continue to be privately held. Currently there is no public market for shares of Vinifera capital stock.

  GRANTS OF OPTIONS TO PURCHASE COMMON STOCK IN LAST FISCAL YEAR


                               INDIVIDUAL GRANTS (1)
      -------------------------------------------------------------------------
                                              PERCENT OF                        POTENTIAL REALIZABLE
                                                TOTAL                             VALUE AT ASSUMED
                                NUMBER OF      OPTIONS                 MARKET   ANNUAL RATES OF STOCK
                               SECURITIES    GRANTED TO                PRICE    PRICE APPRECIATION FOR
                               UNDERLYING     EMPLOYEES                  ON        OPTION TERM (2)
                                 OPTIONS         IN       EXERCISE     GRANT       (IN THOURSANDS)
      NAME                       GRANTED     FISCAL YEAR    PRICE       DATE          5%       10%
      ----------------------     -------     -----------    -----       ----          --       ---
      Adolph J. Ferro.......      81,506        16.0%       $2.00      $1.41        $23.7    $134.2
      Gilbert N. Miller.....      42,319         8.3         2.00       1.41         12.3      69.7
      Matthew G. Kramer.....      20,414         4.0         2.00       1.41          5.9      33.6
      D. Ry Wagner..........     143,900 (3)    28.2         4.70       1.25          -        61.2

        (1)   Option grants are non-qualified options with an unlimited term.
              The holders' right to exercise options will expire immediately upon termination of employment for cause, five years after retirement and one year after termination of employment for any other reason. Subject to certain conditions, the exercise price of the options may be paid by delivery of previously acquired shares of common stock. No stock appreciation rights were granted in fiscal 1999.

        (2) Potential realizable values are based on the indicated assumed rates as specified by the Securities and Exchange Commission, compounded annually for a ten-year period. These increases in hypothetical value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of Agritope's stock price.

        (3) Includes grants for 119,400 shares at a price of $5.25 and 24,500 shares at a price of $2.00.



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OUTSTANDING OPTIONS FOR COMMON STOCK

   The following table shows information with regard to options held at the end of the fiscal year:


                                                         NUMBER OF SHARES UNDERLYING OPTIONS
                                                         -----------------------------------
     NAME (1)(2)                                         EXERCISABLE(3)     UNEXERCISABLE (3)
     --------------------------------------------        --------------     -----------------
     Adolph J. Ferro.............................           220,067              268,968
     Gilbert N. Miller...........................           114,261              139,651
     Matthew G. Kramer...........................            55,119               67,366
     D. Ry Wagner................................            34,750              109,150
     Joseph A. Bouckaert.........................            51,036               51,035

        (1) None of the officers named in the "Summary Compensation Table" exercised options to purchase Agritope common stock during the fiscal year ended September 30, 1999.

        (2)   Agritope has not granted any stock appreciation rights.

        (3) None of the options held by officers had exercise prices below the market value of the underlying stock as of September 30, 1999.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under U.S. securities laws, officers and directors, and persons who own more than ten percent of Agritope's capital stock, must report their initial ownership of the capital stock and any changes in ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has designated due dates for these reports. Agritope must identify, in this proxy statement, those persons who did not file these reports when due. Based solely on a review of such forms and written representations received from each officer and director, Agritope believes that all persons subject to reporting filed the required reports on time in fiscal 1999, except for Mr. King, who filed his report of initial holdings late, and Mr. de Beaumont, who filed one late report on changes in holdings with respect to three related transactions.

                              CERTAIN TRANSACTIONS

     Pierre Lefebvre, a director of Agritope, is chief executive officer of Vilmorin. Vilmorin has entered into research and development agreements with Agritope and with a 50%-owned subsidiary, Agrinomics LLC. Vilmorin will fund certain research and development projects and receive certain rights in resulting technology. Agritope was paid $497,800 by Vilmorin for research work performed in fiscal 1999.

    In 1999, Vilmorin purchased 350,000 shares of Series A preferred stock for $1,750,000 and received five-year warrants to purchase 87,500 shares of Series A preferred stock at a price of $7 per share. Holders of Series A preferred stock have the right to elect one director to Agritope's Board so long as at least 214,285 shares of Series A preferred stock remain outstanding. See "Election of Directors."


                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PHILOSOPHY

     Our goal is to attract, retain and reward qualified executive officers. Our executive compensation programs are designed to align the interests of executive officers with those of our stockholders, to motivate executive officers to achieve strategic business goals and to recognize individual contributions. The programs are also designed to attract and retain qualified executive officers by providing compensation opportunities that are competitive with those offered by other national biotechnology companies of similar size to Agritope. Components of executive compensation, all of which are linked to individual performance, may include base salary, cash bonuses, stock option grants and other benefits.

         The Committee sets the amount of compensation for the chief executive officer and other executive officers. In determining the level and types of executive compensation, it has been the Committee's practice to seek advice from an outside consultant and consider compensation data from other national biotechnology companies similar in size to Agritope. Prior to December 1997 when Agritope became an independent public company, compensation for officers was determined by its parent company, Epitope.

BASE SALARY

    The base salary for each officer is reviewed annually. The Committee evaluates the job performance of each officer and the individual contribution toward achievement of Agritope's business goals. The Committee also considers job-specific industry statistics compiled by an outside consultant in determining base salaries.

PERFORMANCE-BASED BONUSES

    Prior to 1999, Agritope did not award bonuses to executive officers. The Committee's outside consultant advised the Committee that, as a consequence, Agritope's total compensation to its officers was below industry levels and that addition of an annual bonus plan would aid in aligning officers' compensation with market levels. In November 1999, the Committee implemented a performance-based bonus program. After the close of each fiscal year, the Committee will review accomplishments over the prior year and objectives for the subsequent year. Based on that information and industry benchmarks compiled by an outside consultant, the Committee will determine whether a bonus is warranted and, if so, the level of bonus to be paid to each officer. The first payments under the new plan were awarded for performance in fiscal 1999.

STOCK OPTION GRANTS

     To achieve the goal of aligning the interests and objectives of employees with those of stockholders, the Board adopted the Stock Award Plan. Under the Stock Award Plan, the Committee may grant stock-based awards to Agritope' directors, officers, employees and to consultants and advisors, as well. As with other components of compensation, awards to officers are based on the Committee's evaluation of performance and job-specific practices in place at industry companies of comparable size to Agritope. In 1999, the Committee granted stock options to all employees, including non-employee directors and executive officers, in an amount equal to 20% of previous grants with an exercise price of $2.00 as compared to a market value of $1.41.

OTHER COMPENSATION VEHICLES

     Agritope has adopted a 401(k) Profit Sharing Plan and an Employee Stock Ownership Plan. The 401(k) Plan allows participants to defer compensation under current tax rules and regulations. The Employee Stock Ownership Plan is designed to invest primarily in Agritope common. All employees of Agritope, including executives, are eligible to participate in both plans if certain qualifications are met. Agritope intends to make matching contributions to the 401(k) Plan in Agritope common stock, which will be allocated to all participants. The employer's profit sharing contribution to the ESOP, if any, may be made annually either in Agritope common stock or in cash. Contributions to the ESOP will be allocated to employees in proportion to their compensation. Payments of benefits accrued for 401(k) Plan and ESOP participants will be made upon retirement or upon termination of employment prior to retirement if the employee prior to termination has met certain conditions. Agritope has made quarterly matching contributions to the 401(k) plan since December 1997. The first contribution to the Employee Stock Ownership Plan was authorized for the plan year ended December 31, 1999.



Respectfully submitted,



Compensation Committee:

NANCY L. BUC, CHAIR
W. CHARLES ARMSTRONG
JAMES T. KING

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total return to investors in Agritope common stock, the Nasdaq Composite Index and the Russell 2000 Index for the period from December 29, 1997 (the date on which trading of Agritope common stock commenced) through September 30, 1999. The graph assumes that $100 was invested on December 29, 1997 in Agritope common stock and in each of the above-mentioned indices and that all dividends were reinvested. The Russell 2000 Index is an index of companies with market capitalizations similar to that of Agritope. It has been selected because Agritope has been unable to identify a peer group of companies for comparison. No single public company has a comparable mix of technologies under development or products that serve the same markets as Agritope. Agritope's management believes that an index of companies with similar market capitalizations provides a reasonable basis for comparing total stockholder returns. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any future period.


                 [COMPARISON OF TOTAL RETURN graph appears here]
   [The data in the table below corresponds to the data points on the omitted
                       COMPARISON OF TOTAL RETURN graph]


                                  DECEMBER 29, 1997               SEPTEMBER 30, 1998         SEPTEMBER 30, 1999
                                  -----------------               ------------------         ------------------
      Agritope, Inc..............           $ 100                            $ 22                       $ 31
      Nasdaq Composite Index.....             100                             110                        179
      Russell 2000 Index.........             100                              85                        100

                             INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP, independent public accountants, examined the financial statements of Agritope for fiscal 1999. Agritope expects representatives of Arthur Andersen LLP to be present at the annual meeting and to be available to respond to appropriate questions from stockholders. Representatives of Arthur Andersen LLP will have the opportunity to make a statement at the meeting if they desire to do so. Arthur Andersen LLP has been retained to examine the financial statements of Agritope for fiscal 2000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    Effective February 23, 1998, Agritope dismissed its prior independent accountant, PricewaterhouseCoopers LLP. The decision to change accountants was recommended by Agritope's Audit Committee and was approved by its Board of Directors.

    PricewaterhouseCoopers LLP reports on Agritope's financial statements for fiscal years 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the PricewaterhouseCoopers LLP report on the financial statements for the year ended September 30, 1997 included an explanatory paragraph regarding a change in the basis of presentation of such financial statements from those previously issued.

    During the audits for the years 1997 and 1996 and through the date hereof, there were no disagreements between Agritope and PricewaterhouseCoopers LLP on any matters of auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

    Agritope requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated February 27, 1998, was filed as Exhibit 16 to a Current Report on Form 8-K dated February 23, 1998.

    Effective February 23, 1998, Agritope engaged Arthur Andersen LLP as its principal accountant. During fiscal years 1997 and 1996 and through February 23, 1998, Agritope did not consult Arthur Andersen LLP regarding any of the matters or events set forth in Item 304 (a) (2) (i) and (ii) of Regulation S-K.



                                  ANNUAL REPORT

     Agritope's Annual Report, which incorporates Agritope's Annual Report on Form 10-K, for the fiscal year ended September 30, 1999, accompanies this proxy statement.



                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholder proposals for inclusion in Agritope's proxy statement and form of proxy relating to the 2001 annual meeting of stockholders must be received not later than September 19, 2000 by Agritope's Secretary at Agritope's principal executive offices, 16160 SW Upper Boones Ferry Road, Portland, Oregon 97224. In addition, notice of stockholder proposals and nominations for director to be considered at the 2001 annual meeting must be received not later than December 30, 2000 by Agritope's Secretary at the above address. The proposal must include certain specified information concerning the proposal or nominee and information as to the proponent's ownership of common stock of Agritope. Proposals not meeting these requirements will not be considered at the 2001 annual meeting. The Secretary should be contacted in writing at the above address to obtain additional information as to the proper form and content of submissions.



Gilbert N. Miller

SECRETARY

January 18, 2000

PROXY



                     AGRITOPE, INC.

                2000 ANNUAL MEETING OF STOCKHOLDERS

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     COMMON STOCK

         The undersigned hereby appoints Adolph J. Ferro and Gilbert N. Miller, and each of them, proxies with full power of substitution, to represent and to vote, as specified on this proxy, all shares which the undersigned is entitled to vote at the 2000 annual meeting of stockholders of Agritope, Inc. to be held on Tuesday, February 29, 2000, and any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present. Either or both of the proxies may exercise all powers granted hereby.

    IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

         PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY.

             (Continued and to be signed on reverse side.)



     ----------------------------------------------------------

                   FOLD AND DETACH HERE

  AGRITOPE, INC.  2000 ANNUAL MEETING OF STOCKHOLDERS,TUESDAY, FEBRUARY 29, 2000

  ELECTION OF DIRECTORS:

                                              FOR             WITHHOLD

  Class 3 nominees (terms expiring 2003)      /_/           /_/

      Michel de Beaumont

      Nancy L. Buc

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE. TO WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES, MARK WITHHOLD.)

  Signature(s) _____________________________________   Dated: ___________, 2000

  (Please sign and date exactly as your name appears on this proxy. If more than one name appears, all should sign. When signing as attorney, executor,

  administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.)

     ----------------------------------------------

                   FOLD AND DETACH HERE

                     AGRITOPE, INC.

                2000 ANNUAL MEETING OF STOCKHOLDERS

                  TUESDAY, FEBRUARY 29, 2000

   PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                      PROXY

  AGRITOPE, INC. 2000 ANNUAL MEETING OF STOCKHOLDERS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            SERIES A PREFERRED STOCK

         The undersigned hereby appoints Adolph J. Ferro and Gilbert N. Miller, and each of them, proxies with full power of substitution, to represent and to vote, as specified on this proxy, all shares which the undersigned is entitled to vote at the 2000 annual meeting of stockholders of Agritope, Inc. to be held on Tuesday, February 29, 2000, and any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present. Either or both of the proxies may exercise all powers granted hereby.

    ELECTION OF DIRECTORS:

                                                 FOR           WITHHOLD

    Class 3 nominees (term expiring 2003)       /_/          /_/

         Michel de Beaumont

         Nancy L. Buc

    Series A nominee (term expiring 2001)

         Pierre Lefebvre



    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE. TO WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES, MARK WITHHOLD.)





    IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.



   Signature(s)_____________________________________    Dated: ___________, 2000

  (Please sign and date exactly as your name appears on this proxy. If more than one name appears, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.)



  PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.